Exhibit 16

[Greenawalt & Company, P.C. Letterhead]

March 9, 2004

Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Gentlemen:

We have reviewed the disclosures made by First Community Financial Corporation in Part II, Item 8, “Changes in and Disagreements with Accountants,” of the Corporation’s Annual Report on Form 10-KSB and hereby confirm our agreement with the statements made therein.

Very truly yours,

/s/ Greenawalt & Company, P.C.

Greenawalt & Company, P.C.